Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES DELAY IN FORM 10-Q FILING, PROVIDES PRELIMINARY FIRST
QUARTER FISCAL 2008 RESULTS
          Southampton, PA: July 16, 2007 — Environmental Tectonics Corporation (AMEX: ETC) (“ETC” or the “Company”) previously filed on July 9, 2007, a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission, stating that the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 25, 2007, would not be filed on its due date, July 9, 2007. As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended February 23, 2007, in May 2003, the Company had filed a certified claim with the Government seeking costs totaling in excess of $5.0 million in connection with a contract for submarine rescue decompression chambers. As of February 23, 2007, the Company had recorded $3.0 million in claims receivable for this claim. The Company had also previously disclosed, in a Current Report on Form 8-K dated June 28, 2007, that on June 14, 2007, the Department of the Navy (the “Government”) had amended its Answer to the Company’s claim to add counterclaims. On June 27, 2007, Environmental Tectonics Corporation and the Government filed a Joint Motion to Dismiss with prejudice all of the Company’s claims against the Government in connection with this contract. The Joint Motion to Dismiss was granted on June 28, 2007.
          The Company has reached a tentative settlement, subject to necessary governmental approvals, regarding the Government’s counterclaims, whereby the Company will pay to the Government $3.3 million and transfer the submarine rescue decompression chambers to the Government, at which time the Company will have no further obligations or claims under this contract. The approval process may take up to 90 days. There can be no assurance that such settlement will be finalized or approved. In the event that the settlement is not approved, the litigation regarding the Government’s counterclaims will continue.
          In connection with the settlement agreement, the Company has recorded a net pre-tax charge of $5.9 million in the first quarter of fiscal 2008, comprised of $6.4 million of claim costs partially offset by $.5 million of previously reserved contract revenue.
          The Company expects to fund the $3.3 million cash payment required by the settlement agreement with a combination of cash on hand and through an additional investment by H. F. Lenfest, a significant shareholder and member of the Company’s Board of Directors.
          The Company continues to analyze the impact of the tentative settlement with the Government on its financial statements and the Audit Committee of the Company’s Board of Directors is reviewing the circumstances related thereto. This review has not been completed as of this date. The Company intends to complete this review and file its Report on Form 10-Q on or before November 16, 2007.

     Following are ETC’s financial results for the first quarter of fiscal 2008. These results are preliminary pending the completion of the analysis of the impact of the aforementioned tentative settlement with the U. S. Navy.
          For the first quarter of fiscal 2008, ETC had a net loss of $8,729,000, or $0.98 per share (basic and diluted), compared to a net loss of $2,030,000, or $0.23 per share (basic and diluted), for the first quarter of fiscal 2007, representing an increase in net loss of $6,699,000. This increase in net loss was due primarily to claims costs of $6,393,000 associated with a tentative settlement with the U.S. Navy under a contract for submarine rescue chambers coupled with a decrease in sales, corresponding lower gross profit and higher interest expense, partially offset by lower research and development expenses.
          Sales for the first quarter of fiscal 2008 were $4,347,000 as compared to $4,575,000 for the first quarter of fiscal 2007, a slight decrease of $228,000 or 5.0%. The sales decrease primarily reflected a significant decrease in international Pilot Training Systems sales (down $894,000, 46.0%), international hyperbaric sales (down $396,000, 99.8%) and domestic simulation sales (down $270,000, 92.7%). Acting as partial offsets were increases in most other domestic product areas, U.S. government hyperbaric sales (reflecting contract revenue which had previously been reserved on the contract which is the subject of the aforementioned tentative settlement of the U.S. Navy claim), and international sterilizer sales. The market for aeromedical pilot training equipment continues to be adversely affected by worldwide budgetary pressures and the redirecting of training funds to support military actions and basic support services.
          Geographically, domestic sales in the first quarter of fiscal 2008 were $2,441,000 as compared to $1,765,000 in the first quarter of fiscal 2007, an increase of $676,000 or 38.3%, reflecting the aforementioned increases in most product areas. Domestic sales represented 56.2% of the Company’s total sales in the first quarter of fiscal 2008, up from 38.6% for the first quarter of fiscal 2007. U.S. Government sales in the first quarter of fiscal 2008 were $569,000 as compared to $266,000 in the first quarter of fiscal 2007 and represented 13.1% of total sales in the first quarter of fiscal 2008 versus 5.8% for the first quarter of fiscal 2007. International sales for the first quarter of fiscal 2008 were $1,337,000 as compared to $2,544,000 in the first quarter of fiscal 2007, a decrease of $1,207,000 or 47.4%, and represented 30.7% of total sales as compared to 55.6% in the first quarter of fiscal 2007.
     Gross profit for the first quarter of fiscal 2008 was $895,000 as compared to $1,014,000 in the first quarter of fiscal 2007, a decrease of $119,000 or 11.7%. This decrease reflected the aforementioned reduced sales level coupled with a 1.6 percentage point drop in the gross profit rate as a percent of revenue. The reduction in the rate primarily reflected a decrease in gross margin performance in ETC-PZL, the Company’s Polish subsidiary.

          Selling and administrative expenses for the first quarter of fiscal 2008 were $2,799,000 as compared to $2,492,000 in the first quarter of fiscal 2007, an increase of $307,000 or 12.3%. An increase in claim costs was primarily offset by a reduction in commission expense.
          Claims settlement costs consist of a write off of claims and accounts receivables totaling $3,093,000 and a payment to the Government of $3,300,000 related to the aforementioned tentative settlement with the U.S. Navy under a contract for submarine rescue decompression chambers.

	Selected Financial Data

	Fiscal Quarter Ended
(thousands, except share	May 25,	May 26,
and per share information)	2007	2006
Sales	$4,347	$4,575
Gross profit	895	1,014
Selling and admin.	2,799	2,492
Claim settlement costs	6,393	—
Operating loss	(8,351)	(1,701)
Pre-tax loss	(8,735)	(2,033)
Income tax expense	—	5
Minority interest	(6)	(8)
Net loss	$(8,729)	$(2,030)
Loss per share
Basic and diluted	$(.98)	$(.23)
Average shares	9,029,000	9,035,000
          William F. Mitchell, ETC’s President and Chairman, stated, “The most significant component of our first quarter’s results was a net charge of approximately $5.9 million resulting from a tentative settlement in our litigation matter with the United States Navy related to a contract for two submarine rescue decompression chambers. Independent of that issue, we did have some positive developments in the quarter. We made significant progress on completing our NASTAR Center and anticipate a grand opening celebration in the Fall. To underscore the realistic and reality-based training to be offered on NASTAR training devices, we have engaged Anousheh Ansari, the world’s first private space explorer, and Greg Olsen, the third private space explorer, to participate in the inaugural space launch training program. Both of these individuals are seasoned space travelers and their participation will make the NASTAR “First Flight Day” celebration an exciting event. Development of a new business model and line is generally evolutionary, not revolutionary, but we are well into this process.
          Domestic sales for most of our product areas were up significantly from the prior period. Worldwide sterilizer sales were up 49%. Bookings for the divisions in our Control Systems

Group have been particularly strong. And cash usage for operating activities was down approximately $1.3 million when compared to the prior year fiscal quarter.
          Subsequent to quarter end, we made significant progress in negotiating a new bank facility and expect to have established availability under a new line by the end of July. As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 23, 2007, Mr. Lenfest, a significant stockholder and member of our Board of Directors, has agreed to support the Company’s cash needs through at least the balance of this fiscal year, and finalizing this bank agreement will complete a major step in stabilizing ETC’s cash requirements. There is no assurance, however, that the bank facility will be finalized.
          The Navy contract dispute has been a significant distraction to both ETC management and ETC’s business. My job now is to refocus all of our efforts towards increasing our bookings and developing sustainable earnings for ETC.”
     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100	(ext. 1203)	Fax: 215-357-4000
ETC — Internet Home Page:     http://www.etcusa.com

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